Exhibit 21.1



               Subsidiaries of Computer Management Sciences, Inc.






1.   Name:  MIS Software Development, Inc.
     State of Incorporation:  Florida
     Name Under Which Subsidiary Does Business:  MIS Software Development, Inc.

2.   Name:  Summit Computer Services, Inc.
     State of Incorporation:  North Carolina
     Name Under Which Subsidiary Does Business:  Summit Computer Services, Inc.

3.   Name:  Miaco Corporation
     State of Incorporation:  Colorado
     Name Under Which Subsidiary Does Business: Miaco Corporation

4.   Name:  CMSI Management Company
     State of Incorporation:  Florida
     Name Under Which Subsidiary Does Business:  CMSI Management Company